Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

ADVANCED DISPOSAL SERVICES, INC.

FIRST.          The name of the Corporation is Advanced Disposal Services, Inc.

SECOND.     The registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

THIRD.         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) or any successor statute.

FOURTH.     The total number of shares of capital stock which the Corporation shall have authority to issue is 100 shares of common stock, par value $0.01 per share (the “Common Stock”).

FIFTH.          In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors, acting by majority vote, is expressly authorized to make, alter, amend or repeal, in whole or in part, the bylaws of the Corporation.

SIXTH.         Unless and except to the extent that the bylaws of the Corporation shall so require, election of directors of the Corporation need not be by written ballot.

SEVENTH.

A.           To the fullest extent permitted by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.

B.            Neither the amendment nor repeal of this Article SEVENTH, nor the adoption of any provision of, or any other amendment to, this Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law, shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

C.            If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then a director of the Corporation shall be free of liability to the fullest extent permitted by the DGCL, as so amended.

D.           This Article SEVENTH shall not limit or exclude any rights, indemnities or limitations of liability to which any director of the Corporation may be entitled, whether as a matter of law, under the bylaws of the Corporation, by agreement, by vote of the stockholders, approval of the directors of the Corporation or otherwise.

EIGHTH.       The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL, and the restrictions contained in Section 203 of the DGCL shall not apply to the Corporation.

NINTH.         Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (A) any “internal corporate claim” within the meaning of the DGCL and (B) (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Corporation’s bylaws (as either may be amended and/or restated from time to time), (iv) any action to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate of Incorporation or the Corporation’s bylaws (as either may be amended and/or restated from time to time), or (v) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article NINTH.

TENTH.        If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.